Exhibit 99.(17)(c)

Goldman Sachs Funds

Annual Report	March 31, 2013

Credit Strategies Fund

Goldman Sachs Credit Strategies Fund

TABLE OF CONTENTS

Principal Investment Strategies and Risks	1

Portfolio Management Discussion and Analysis	2

Schedule of Investments	9

Financial Statements	15

Financial Highlights	18

Notes to the Financial Statements	20

Report of Independent Registered Public Accounting Firm	31

Other Information	32

NOT FDIC-INSURED	May Lose Value	No Bank Guarantee

GOLDMAN SACHS CREDIT STRATEGIES FUND

Principal Investment Strategies and Risks

This is not a complete list of risks that may affect the Fund. For additional information concerning the risks applicable to the Fund, please see the Fund’s Prospectus.

The Goldman Sachs Credit Strategies Fund is a closed-end interval fund that invests opportunistically in, among other things, credit-related instruments, including debt securities, instruments and obligations of U.S. and non-U.S. governments, corporate and other non-governmental entities and issuers, preferred securities and derivative instruments. The Fund’s investments in credit-related instruments are subject to the risks associated with debt securities generally, including credit, liquidity and interest rate risk. The Fund may invest in non-investment grade securities, including without limitation distressed securities, special situation investments and collateralized loan obligations. High yield, lower rated investments involve greater price volatility and present greater risks than higher rated fixed income securities. The Fund may purchase the securities of issuers that are in default. The Fund may invest in loans directly or indirectly, by purchasing participations or sub-participations from financial institutions. Indirect purchases may subject the Fund to greater delays, expenses and risks than direct obligations in the case that a borrower fails to pay scheduled principal and interest. Derivative instruments may involve a high degree of financial and other risks. These risks include the risk that a small movement in the price of the underlying security or benchmark may result in a disproportionately large movement, unfavorable or favorable, in the price of the derivative instrument; risks of default by a counterparty; and liquidity risk. Foreign securities may be more volatile and less liquid than investments in U.S. securities and are subject to the risks of currency fluctuations and adverse economic or political developments. At times, the Fund may be unable to sell certain of its illiquid investments without a substantial drop in price, if at all. The Fund is “non-diversified” and may invest more of its assets in fewer issuers than “diversified” funds. Accordingly, the Fund may be more susceptible to adverse developments affecting any single issuer held in its portfolio and to greater losses resulting from these developments.

As an unlisted, closed-end interval fund, shareholders of the Fund are not able to have their shares redeemed or otherwise sell their shares on a daily basis. Instead, the Fund will conduct quarterly repurchase offers for between 5% and 25% of the Fund’s outstanding shares at net asset value. In connection with any given repurchase offer, it is possible that the Fund may offer to repurchase only the minimum amount of 5% of its outstanding shares. It is also possible that a repurchase offer may be oversubscribed, with the result that shareholders may only be able to receive a portion of their shares repurchased. The Fund is suitable only for investors who can bear the risks associated with limited liquidity of the shares.

Changes Made to the Team’s Management During the Reporting Period

Gregg Felton, head of Liberty Harbor investment strategies and a co-portfolio manager for the Credit Strategies Fund (“the Fund”), retired from the firm at the end of January 2013. Raanan Agus, global co-head of Goldman Sachs Investment Partners (GSIP), was appointed to provide management oversight to the Liberty Harbor team. Brendan McGovern and Salvatore Lentini now co-head the Liberty Harbor investment team, co-manage the Fund and report to Raanan.

PORTFOLIO RESULTS

Goldman Sachs Credit Strategies Fund

Investment Objective

The Fund seeks a total return comprised of income and capital appreciation.

Portfolio Management Discussion and Analysis

Below, the Goldman Sachs Global Corporate Credit Portfolio Management Team discusses the Goldman Sachs Credit Strategies Fund’s (the “Fund”) performance and positioning for the 12-month period ended March 31, 2013 (the “Reporting Period”).

Q	How did the Fund perform during the Reporting Period?

A	During the Reporting Period, the Fund’s Common Shares generated an average annual total return, without sales charges, of 8.74%. These returns compare to the 0.30% average annual total return of the Fund’s benchmark, the Bank of America/Merrill Lynch USD LIBOR 1-Month Constant Maturity Index (the “B of A/Merrill Lynch Index”) during the same time period.

Because the composition of the B of A/Merrill Lynch Index (e.g. short-term cash securities) is not comparable to the range of instruments in which the Fund may transact (e.g., various credit-related instruments), the B of A/Merrill Lynch Index is for informational purposes only. The benchmark is not necessarily an indication of how the Fund is managed nor of the Fund’s portfolio holdings.

Q	What economic and market factors most influenced the corporate credit markets as a whole during the Reporting Period?

A	The corporate credit markets performed well through much of the Reporting Period, as supported by macroeconomic factors, healthy corporate fundamentals and favorable market technicals, or supply/demand conditions.

From a macroeconomic perspective, the extremely loose monetary policy of global central banks provided a strong tailwind to many asset classes early in the Reporting Period. As concerns regarding sovereign debt began to creep back into the market during the summer months of 2012, the aggressive actions of the European Central Bank (“ECB”) and the Federal Reserve (the “Fed”) helped risk assets continue their strong performance for the remainder of the Reporting Period. The ECB essentially established itself as a lender of last resort for Eurozone governments, significantly reducing the near-term systemic risk emanating from Europe. In the U.S., the Fed announced a third round of quantitative easing, dubbed QE3, which entails the purchase of $40 billion in agency mortgage-backed securities per month. The Fed also vowed to continue the program until it has seen a sustained improvement in labor market conditions. While few expected the Fed’s programs to have a material impact on the labor market, the stated criteria succeeded in increasing investor appetite for yield.

Corporate fundamentals generally remained solid during the Reporting Period. Record-low interest rates and relatively long periods of subdued volatility encouraged significant refinancing activity whereby companies refinanced high cost debt at lower rates while also extending maturities. New issuance for 2012 shattered the 2011 level and remained strong during the first quarter of 2013. Notably, leverage began trending higher, and corporate earnings showed signs of deteriorating. Nevertheless, the high yield default rate remained well below historical averages.

Technicals also played an important role in supporting the corporate credit markets during the Reporting Period. Regulatory requirements have caused broker-dealers to reduce their inventory levels over the past few years, limiting their ability to be a provider of liquidity. Concurrently, credit markets have increased dramatically in size. As a result, price action has been amplified on both the upside and the downside. High yield mutual funds experienced total inflows of nearly $32 billion in 2012. However, flows were strongly

PORTFOLIO RESULTS

correlated to shifts in volatility, with a string of outflows in May as uncertainty in Europe re-emerged and in November/ December amid elevated concerns surrounding the then-looming U.S. fiscal cliff of automatic tax increases and spending cuts scheduled to take effect at the start of 2013.

Q	What key factors were responsible for the Fund’s performance during the Reporting Period?

A	Consistent with the cornerstone of our fundamentally-based investment process, which seeks total return comprised of income and capital appreciation through bottom-up security selection, the Fund’s performance during the Reporting Period is attributable to effective individual security selection across the spectrum of corporate credit.

We entered the Reporting Period with a cautious but constructive view on the corporate credit markets. As such, we focused primarily on high yield credit securities that were of short duration and higher credit quality and/or that were secured. We maintained our long-standing belief that short-dated credit offers opportunities to earn attractive risk-adjusted returns. We also viewed this segment of the market as structurally inexpensive due to what we believe to be a persistent inefficiency in the corporate credit markets. There are fewer natural buyers of short-dated non-investment grade credit because bonds with a final maturity of less than one year are excluded from traditional high yield benchmarks, creating an incentive for benchmark-oriented portfolio managers to sell short-dated credits in order to own longer-dated credits. We believe this creates an excellent opportunity for non-benchmark-oriented investors to buy bonds in the secondary market at attractive valuations. From a fundamental perspective, the high degree of visibility on near-term cash flows and liquidity gave us a great deal of confidence in our security selection.

Importantly, since the Fund’s portfolio is constructed through bottom-up, fundamental research and not relative to a benchmark, there is no requirement to hold issues from any single company.

Q	Which segments of the corporate credit sector most significantly affected Fund performance?

A	The greatest individual contributors to the Fund’s performance during the Reporting Period were Ally Financial, Plains Exploration & Production and CIT Group.

The entire capital structure of Ally Financial, whose core business is automobile financing services in North America, performed well during the Reporting Period. The Fund owned a number of positions in the company’s capital structure, including preferred securities and short-dated senior debt. The company has what we consider to be a strong liquidity profile, and its operating performance, in our view, continued to improve. The company also grew its retail bank, which helped lower its cost of capital, and shed non-core assets during the Reporting Period. We believe the company may eventually be acquired by a large money center bank looking to gain exposure to auto loans, which realized rather low default rates during the most recent credit crisis. If such an acquisition were to occur, we believe it would be highly beneficial to the Fund’s positions. At the end of the Reporting Period, Ally Financial remained a core holding in the Fund.

Plains Exploration & Production is an independent oil and gas exploration and production company, which, along with several other mid-sized energy companies, was a core holding in the Fund’s portfolio through much of the Reporting Period. As a general theme, we believe a number of mid-sized companies in the energy sector are mispriced, as they tend to be less followed by the buy side and not well understood by the ratings agencies. Common characteristics among these companies are often attractive geographic exposures, low levels of leverage and high asset coverage ratios. While our investment theses are not predicated on the potential for acquisition, many of these companies are also potential targets of larger companies looking to expand their geographic footprint. In December 2012, Plains Exploration & Production was the beneficiary of an announced acquisition by Freeport-McMoRan Copper and Gold, a large mining company with an investment grade rating.

PORTFOLIO RESULTS

CIT Group is a specialty finance company with a focus on lending to mid-sized companies. CIT Group was also a core holding of the Fund throughout the Reporting Period, as we owned a variety of short-dated bonds. Since the company emerged from bankruptcy in 2010, it has done an excellent job, in our view, at refinancing its high cost debt, thereby lowering its cost of capital and improving its operating performance. Similar to Ally Financial, CIT Group has also grown deposits in its retail bank, further lowering its cost of capital. Importantly, we believe the company has re-established itself as a leader in middle-market lending, which is an underserved market segment with high barriers to entry.

There were no notable individual detractors from the Fund’s performance during the Reporting Period.

Q	Did the Fund’s duration and yield curve positioning strategy help or hurt its results during the Reporting Period?

A	The Fund does not use duration and yield curve positioning as active management strategies within its investment process.

Q	How did the Fund use derivatives and similar instruments during the Reporting Period?

A	The Fund used foreign currency exchange forward contracts to hedge the currency risk in non-U.S. dollar-denominated issues to U.S. dollars. The Fund also used interest rate swaps to hedge the interest rate risk of certain bonds, thereby limiting the Fund’s exposure to changes in interest rates. Lastly, the Fund used credit default swaps to efficiently implement credit views.

Q	Were there any notable changes in the Fund’s weightings during the Reporting Period?

A	During the Reporting Period, we continued to pursue investment opportunities based on two key themes, which, in our view, continued to offer compelling risk-adjusted return potential, especially when compared to other segments of the broader high yield market, which we believe are over-bought. First, we favored short-dated high yield credit securities, which, in our view, offer attractive risk-adjusted yields and some insulation from a potential increase in interest rates. Second, we sought opportunities to earn attractive risk-adjusted returns in the energy sector. Specifically, we focused on a number of mid-sized companies with what we considered to be low levels of leverage and high asset coverage ratios. We believe these positions provide an attractive yield profile.

Q	How was the Fund positioned at the end of March 2013?

A	As of March 31, 2013, approximately 46.2% of the Fund’s total net assets was invested in unsecured high yield corporate bonds, 19.8% in secured high yield corporate bonds, 8.6% in bank loans, 5.8% in investment grade corporate bonds, 2.8% in preferred equity securities, 0.4% in municipal bonds, 0.4% in equity and the remainder in cash and cash equivalents. The Fund had a total of 116 holdings from 84 issuers at March 31, 2013, with the Fund’s top corporate issuers, as measured by a percentage of total net assets invested, being CIT Group, Plains Exploration & Production, Ally Financial, HCA and International Lease Finance.

Q	What is the Fund’s tactical view and strategy for the months ahead?

A	Looking ahead, we remain optimistic on certain high yield corporate credits. At the same time, we believe a defensive approach, focused on bottom-up security selection, is best suited to the environment we anticipate for the months ahead. In our view, low interest rates and low economic growth provide a supportive macroeconomic backdrop for most, but not all, credits. Moreover, we believe the unprecedented levels of central bank support should translate into more muted macro-led volatility than we have witnessed in the past few years. As a result, we expect fundamentals to be the key driver of performance going forward; indeed, more so perhaps than in any other period since the financial crisis. Balance sheets are generally healthy in aggregate. However, leverage has begun to tick up, and corporate earnings have shown signs of deterioration. Additionally, we have witnessed a decline in the quality of new issuance. Issuance of payment-in-kind bonds has crept steadily higher, and issuance of CCC-rated bonds in 2012 was near 2007 levels. We have also seen the re-emergence of covenant-lite loans and dividend deals. Therefore, we are taking a very cautious approach to the new issue market.

PORTFOLIO RESULTS

We believe we have identified a number of attractive idiosyncratic opportunities in corporate credit, with a focus on high yield securities that are of short duration and/or higher credit quality and/or are secured. At the end of the Reporting Period, the Fund was defensively positioned with an emphasis on companies we believe offer ample liquidity and sufficiently low levels of leverage to withstand a prolonged period of low economic growth. We continue to see single-name opportunities in the energy sector, where recent volatility in commodity prices has given rise to attractive opportunities, in our view. Within the energy sector, we are generally focused on issuers with low levels of leverage and high asset coverage ratios. In our view, many of the mid-sized issuers in this sector are fundamentally mispriced due to a bias of ratings agencies toward very large companies, a bias we believe to be unwarranted.

In short, we continue to seek investments in what we believe are the most attractive risk-adjusted return opportunities across the corporate credit spectrum. In the months ahead, our investment team will continue to perform rigorous fundamental analysis to identify what we believe to be the most attractive investment opportunities on a risk-adjusted basis.

FUND BASICS

Credit Strategies Fund

as of March 31, 2013

PERFORMANCE REVIEW
April 1, 2012–March 31, 2013	Fund Total Return (based on NAV)[1]	BofA/ Merrill Lynch Index[2]	30-Day Standardized Subsidized Yield[3]	30-Day Standardized Unsubsidized Yield[3]
Common Shares	8.74%	0.30%	2.78%	2.78%

[1]	The net asset value (“NAV”) represents the net assets of the Fund (ex-dividend) divided by the total number of shares outstanding. The Fund’s performance assumes the reinvestment of dividends and other distributions. The Fund’s performance does not reflect the deduction of any applicable sales charges.
[2]	The BofA/Merrill Lynch Index tracks the performance of a synthetic asset paying LIBOR to a stated maturity. The BofA/Merrill Lynch Index is based on the assumed purchase at par of a synthetic instrument having exactly its stated maturity and with a coupon equal to that day’s fixing rate. That issue is assumed to be sold the following business day (priced at a yield equal to the current day fixing rate) and rolled into a new instrument. As such, the Fund, which invests primarily in corporate credit securities, may be expected to generate returns over various time periods with significant disparity from those of this benchmark index.
[3]	The 30-Day Standardized Subsidized Yield of the Fund is calculated by dividing the net investment income per share (as defined by the SEC) earned by the Fund over a 30-day period (ending on the stated month-end date) by the maximum public offering price (“POP”) per share of the Fund on the last day of the period. This number is then annualized. This yield does not necessarily reflect income actually earned and distributed by the Fund and, therefore, may not be correlated with the dividends or other distributions paid to shareholders. The 30-Day Standardized Unsubsidized Yield does not reflect any applicable expense reductions.

STANDARDIZED TOTAL RETURNS[4]
For the period ended 3/31/13	One Year	Since Inception	Inception Date
Common Shares	6.05%	8.93%	6/15/09

[4]	The Standardized Total Returns are average annual total returns as of the most recent calendar quarter-end. They assume reinvestment of all distributions at NAV. These returns reflect a maximum initial sales charge of 2.5%.

The returns set forth in the tables above represent past performance. Past performance does not guarantee future results. The Fund’s investment return and principal value will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than the performance quoted above. Please visit our web site at www.goldmansachsfunds.com to obtain the most recent month-end returns. Performance reflects applicable fee waivers and/or expense limitations in effect during the periods shown. In their absence, performance would be reduced. Returns do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares.

EXPENSE RATIOS[5]
	Net Expense Ratio (Current)	Gross Expense Ratio (Before Waivers)
Common Shares	1.48%	1.48%

[5]	The expense ratios of the Fund, both current (net of applicable fee waivers and/or expense limitations) and before waivers (gross of applicable fee waivers and/or expense limitations), are as set forth above according to the most recent publicly available Prospectus. Waivers and expense limitations are voluntary and may be modified or terminated at any time at the option of the Investment Adviser and without shareholder approval. If this occurs, the expense ratios may change.

FUND BASICS

FUND COMPOSITION[6]
Percentage of Net Assets

[6]	The percentage shown for each investment category reflects the value of investments in that category as a percentage of net assets. Short-term investments represent repurchase agreements. Figures in the graph may not sum to 100% due to the exclusion of other assets and liabilities. The graph depicts the Fund’s investments but may not represent the Fund’s market exposure due to the exclusion of certain derivatives, if any, as listed in the Additional Investment Information section of the Schedule of Investments.

TOP TEN INDUSTRY ALLOCATIONS[7]
As of March 31, 2013	Percentage of Net Assets
Energy – Exploration & Production	20.8%
Finance	17.4
Health Care – Services	7.7
Packaging	4.2
Gaming	3.3
Brokerage	3.3
Health Care – Medical Products	3.1
Consumer Cyclical Services	2.8
Energy – Independent	1.7
Automotive	1.6

[7]	The percentage shown for each investment category reflects the value of investments in that category as a percentage of net assets. The above table depicts the Fund’s investments but may not represent the Fund’s market exposure due to the exclusion of certain derivatives, if any, as listed in the Additional Investment Information section of the Schedule of Investments.

GOLDMAN SACHS CREDIT STRATEGIES FUND

Performance Summary

March 31, 2013

The following graph shows the value, as of March 31, 2013, of a $10,000 investment made on June 15, 2009 (commencement of operations) in Common Shares (with the maximum sales charge of 2.5%). For comparative purposes, the performance of the Fund’s benchmarks, the Bank of America/Merrill Lynch USD LIBOR 1-Month Constant Maturity Index, is shown. This performance data represents past performance and should not be considered indicative of future performance, which will fluctuate with changes in market conditions. These performance fluctuations will cause an investor’s shares, if tendered for repurchase by the Fund, to be worth more or less than their original cost. Performance reflects applicable fee waivers and/or expense limitations in effect during the periods shown and in their absence, performance would be reduced. Returns do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the repurchase of Fund shares. In addition to the investment adviser’s decisions regarding issuer/industry/country investment selection and allocation, other factors may affect Fund performance. These factors include, but are not limited to, Fund operating fees and expenses, portfolio turnover and subscription and repurchase cash flows affecting the Fund.

Credit Strategies Fund’s Lifetime Performance

Performance of a $10,000 Investment, with distributions reinvested, from June 15, 2009 through March 31, 2013.

Average Annual Total Return through March 31, 2013	One Year	Since Inception
Common (Commenced June 15, 2009)
Excluding sales charges	8.74%	9.67%
Including sales charges	6.05%	8.93%

GOLDMAN SACHS CREDIT STRATEGIES FUND

Schedule of Investments

March 31, 2013

Principal Amount		Interest Rate		Maturity Date	Value

	Secured Debt Obligations – 28.4%
	Senior Term Loans(a) – 8.6%
	Aerospace/Defense – 0.8%
	Flying Fortress, Inc. (BBB-/Ba2)
	$4,050,000	5.000%		06/30/17	$4,078,674

	Automotive – 0.3%
	TI Group Automotive Systems LLC (NR/NR)
	1,406,000	5.500		03/14/19	1,416,545

	Consumer Cyclical Services – 2.0%
	Cunningham Lindsey U.S., Inc. (B/Ba3)
	1,745,625	5.000		12/10/19	1,775,091
	First Data Corp. (B+/B1)
	4,679,000	5.204		09/24/18	4,709,554
	STG-Fairway Acquisitions (B/NR)
	3,750,000	6.250		02/28/19	3,742,988

					10,227,633

	Consumer Products – 0.1%
	ACCO Brands Corp. (BB+/Ba1)
	727,465	4.250		04/30/19	735,198

	Finance – 1.4%
	Springleaf Finance Corp. (CCC+/B3)
	7,034,000	5.500		05/10/17	7,070,647

	Health Care – Services – 0.6%
	HCA, Inc. (BB/Ba3)
	2,995,000	3.534		03/31/17	3,019,529

	Media – Non Cable – 1.0%
	Univision Communications, Inc. (B+/B3)
	5,148,000	4.750		02/21/20	5,172,453

	Real Estate Investment Trust – 0.6%
	iStar Financial, Inc. (B+/B2)
	2,896,748	4.500		09/28/17	2,919,372

	Retailers – 1.3%
	AI Chem & Cy SCA (B+/Ba3)
	582,677	4.500		08/30/19	589,232
	302,323	4.500		10/01/19	300,808
	Burlington Coat Factory Warehouse Corp. (B+/B1)
	3,239,650	5.500		02/23/17	3,279,627
	National Vision, Inc. (BB-/B1)
	2,300,875	7.000		08/02/18	2,318,132

					6,487,799

	Technology – Hardware – 0.5%
	Magic NewCo. LLC (B+/Ba3)
	2,328,300	7.250		12/12/18	2,359,336

	TOTAL SENIOR TERM LOANS
	(Cost $42,521,381)				$43,487,186

	Other Secured Debt Obligations – 19.8%
	Airlines(b)(c) – 0.2%
	Air Canada (B+/B2)
	934,000	9.250		08/01/15	994,523

	Chemicals(b)(c) – 0.5%
	Taminco Global Chemical Corp. (B-/Caa1)
	2,128,000	9.750		03/31/20	2,367,400

	Secured Debt Obligations – (continued)
	Electric(b)(c) – 0.7%
	Infinis PLC (B+/Ba3)
GBP	2,354,000	7.000%		02/15/19	$3,576,785

	Entertainment(b)(c) – 1.3%
	MU Finance PLC (NR/NR)
	$6,270,087	8.375		02/01/17	6,865,745

	Gaming(c) – 3.3%
	Caesars Entertainment Operating Co., Inc. (B/B3)
	12,104,000	11.250		06/01/17	12,860,500
	Yonkers Racing Corp. (B+/B1)(b)
	3,706,000	11.375		07/15/16	3,983,950

					16,844,450

	Health Care – Medical Products(c) – 1.1%
	DJO Finance LLC/DJO Finance Corp. (B-/B3)
	5,001,000	8.750		03/15/18	5,576,115

	Health Care – Services – 4.8%
	HCA, Inc. (BB/Ba3)(c)
	14,993,000	7.875		02/15/20	16,567,265
	STHI Holding Corp. (B/B2)(b)(c)
	2,504,000	8.000		03/15/18	2,723,100
	Tenet Healthcare Corp. (B+/Ba3)(c)
	4,031,000	8.875		07/01/19	4,534,875
	421,000	4.500	(b)	04/01/21	413,106
	US Oncology, Inc. (NR/NR)
	5,876,000	9.125		08/15/17	117,520

					24,355,866

	Lodging(c) – 0.7%
	Felcor Lodging LP (B+/B2)
	3,106,000	10.000		10/01/14	3,478,720

	Media – Cable(b)(c) – 0.5%
	LBI Media, Inc. (CCC/Caa1)
	2,665,000	9.250		04/15/19	2,465,125

	Media – Non Cable(b)(c) – 0.8%
	Univision Communications, Inc. (B+/B2)
	3,848,000	6.875		05/15/19	4,112,550

	Metals & Mining(c) – 0.6%
	Molycorp, Inc. (CCC+/B3)
	2,966,000	10.000		06/01/20	2,914,095

	Packaging(c) – 2.6%
	Albea Beauty Holdings SA (B+/B2)
	4,059,000	8.375	(b)	11/01/19	4,301,011
EUR	2,644,000	8.750		11/01/19	3,575,620
	Ardagh Packaging Finance PLC (B+/Ba3)(b)
	$1,882,000	4.875		11/15/22	1,863,180
	Ardagh Packaging Finance PLC/Ardagh MP Holdings USA, Inc. (B+/Ba3)(b)
EUR	1,212,000	5.000		11/15/22	1,534,183
	Reynolds Group Issuer, Inc. (B+/B1)
	$2,084,000	5.750		10/15/20	2,120,470

					13,394,464

The accompanying notes are an integral part of these financial statements.	9

GOLDMAN SACHS CREDIT STRATEGIES FUND

Schedule of Investments (continued)

March 31, 2013

Principal Amount		Interest Rate		Maturity Date	Value

	Secured Debt Obligations – (continued)
	Paper(c) – 0.5%
	Resolute Forest Products, Inc. (BB/Ba3)
	$2,137,000	10.250%		10/15/18	$2,468,235

	Retailers(b)(c) – 0.2%
	Toys R US – Delaware, Inc. (B+/B1)
	1,181,000	7.375		09/01/16	1,209,049

	Services Cyclical – Rental Equipment(c) – 1.3%
	Hertz Holdings Netherlands BV (B+/B1)
EUR	4,880,000	8.500		07/31/15	6,599,480

	Tobacco(b)(c) – 0.7%
	Vector Group Ltd. (B+/Ba3)
	$3,309,000	7.750		02/15/21	3,474,450

	TOTAL OTHER SECURED DEBT OBLIGATIONS
	(Cost $99,003,571)				$100,697,052

	TOTAL SECURED DEBT OBLIGATIONS
	(Cost $141,524,952)				$144,184,238

	Unsecured Debt Obligations – 52.0%
	Automotive(c) – 1.3%
	Allison Transmission, Inc. (B-/B3)(b)
	$877,000	7.125%		05/15/19	$942,775
	Jaguar Land Rover Automotive PLC (BB-/Ba3)(b)
	728,000	7.750		05/15/18	795,146
	2,523,000	5.625		02/01/23	2,624,092
	Visteon Corp. (B+/B2)
	2,157,000	6.750		04/15/19	2,307,990

					6,670,003

	Brokerage(c) – 3.3%
	E*Trade Financial Corp. (B-/B2)
	6,344,000	6.750		06/01/16	6,851,520
	9,261,000	6.000		11/15/17	9,677,745

					16,529,265

	Capital Goods(c) – 1.0%
	Mueller Water Products, Inc. (CCC+/Caa2)
	4,953,000	7.375		06/01/17	5,095,399

	Chemicals(b)(c) – 0.1%
	PetroLogistics LP (B/B2)
	355,000	6.250		04/01/20	359,438

	Consumer Cyclical Services(c) – 0.8%
	Heckmann Corp. (B/B3)
	1,646,000	9.875		04/15/18	1,759,163
	1,095,000	9.875	(b)	04/15/18	1,170,281
	iPayment, Inc. (CCC+/B3)
	1,315,000	10.250		05/15/18	1,216,375

					4,145,819

	Consumer Products(b)(c) – 0.2%
	ADS Waste Holdings, Inc. (CCC+/Caa1)
	1,055,000	8.250		10/01/20	1,136,763

	Unsecured Debt Obligations – (continued)
	Distributor(c) – 0.3%
	AmeriGas Finance LLC/AmeriGas Finance Corp. (NR/Ba2)
	$1,444,000	6.750%		05/20/20	$1,566,740

	Electric(c)(d) – 0.7%
	Midwest Generation LLC (D/NR)
	3,564,140	8.560		01/02/16	3,492,857

	Energy – Exploration & Production(c) – 20.8%
	Aurora USA Oil & Gas, Inc. (CCC+/Caa1)(b)
	3,847,000	9.875		02/15/17	4,222,082
	2,421,000	7.500		04/01/20	2,451,262
	BreitBurn Energy Partners LP (B/B3)
	3,298,000	7.875		04/15/22	3,528,860
	Carrizo Oil & Gas, Inc. (B-/B3)
	4,907,000	8.625		10/15/18	5,397,700
	Chesapeake Energy Corp. (BB-/Ba3)
	9,179,000	9.500		02/15/15	10,349,322
	5,164,000	3.250		03/15/16	5,222,095
	Comstock Resources, Inc. (B-/B3)
	1,001,000	8.375		10/15/17	1,063,563
	EV Energy Partners LP (B-/B3)
	3,520,000	8.000		04/15/19	3,718,000
	Legacy Reserves LP/Finance Corp. (B-/Caa1)(b)
	2,345,000	8.000		12/01/20	2,421,212
	Lone Pine Resources Canada, Ltd. (CCC/Caa2)
	2,488,000	10.375		02/15/17	2,226,760
	Magnum Hunter Resources Corp. (CCC/Caa1)(b)
	4,223,000	9.750		05/15/20	4,434,150
	Magnum Hunter Resources Corp. (NR/Caa1)(b)
	121,000	9.750		05/15/20	127,050
	Oasis Petroleum, Inc. (B/B3)
	898,000	6.500		11/01/21	975,453
	PetroBakken Energy Ltd. (CCC+/Caa1)(b)
	14,346,000	8.625		02/01/20	14,632,920
	Plains Exploration & Production Co. (B/B1)
	4,011,000	8.625		10/15/19	4,552,485
	9,262,000	6.500		11/15/20	10,211,355
	5,499,000	6.625		05/01/21	6,035,152
	Quicksilver Resources, Inc. (CCC/Caa1)
	843,000	7.125		04/01/16	712,335
	Resolute Energy Corp. (B-/B3)(b)
	3,143,000	8.500		05/01/20	3,237,290
	Samson Investment Co. (B-/B3)
	4,028,000	9.750	(b)	02/15/20	4,279,750
	325,000	9.750		02/15/20	345,313
	Swift Energy Co. (B+/B3)
	3,254,000	7.125		06/01/17	3,335,350
	1,849,000	8.875		01/15/20	1,994,609
	4,207,000	7.875		03/01/22	4,396,315
	1,015,000	7.875	(b)	03/01/22	1,060,675
	Trilogy Energy Corp. (B/NR)(b)
CAD	2,021,000	7.250		12/13/19	2,069,046
	Vanguard Natural Resourses LLC/VNR Finance Corp. (B/B3)
	$1,206,000	7.875		04/01/20	1,293,435
	Venoco, Inc. (CCC+/Caa1)
	1,141,000	8.875		02/15/19	1,103,918

					105,397,457

10	The accompanying notes are an integral part of these financial statements.

GOLDMAN SACHS CREDIT STRATEGIES FUND

Principal Amount		Interest Rate	Maturity Date	Value

	Unsecured Debt Obligations – (continued)
	Energy – Independent(c) – 1.7%
	Atlas Energy Holdings Operating Co. LLC/Atlas Resource Finance Corp. (B-/Caa1)(b)
	$1,948,000	7.750%	01/15/21	$1,877,385
	Petrohawk Energy Corp. (BBB+/Baa3)
	3,090,000	6.250	06/01/19	3,491,700
	QR Energy LP/QRE Finance Corp. (B-/Caa1)
	2,960,000	9.250	08/01/20	3,148,700

				8,517,785

	Finance – 13.2%
	Ally Financial, Inc. (B+/B1)(c)(e)
	1,380,000	0.000	06/15/15	1,283,400
	CIT Group, Inc. (BB-/Ba3)(c)
	21,084,000	4.250	08/15/17	21,980,070
	806,000	5.250	03/15/18	870,480
	GMAC International Finance BV (B+/B1)
EUR	3,071,000	7.500	04/21/15	4,298,728
	International Lease Finance Corp. (BBB-/Ba3)
	$13,315,000	5.750	05/15/16	14,380,200
	National Money Mart Co. (B+/B2)(c)
	9,328,000	10.375	12/15/16	10,260,800
	Nationstar Mortgage LLC (B+/B2)(b)(c)
	2,485,000	6.500	07/01/21	2,590,612
	SLM Corp. (BBB-/Ba1)(c)
	5,600,000	6.250	01/25/16	6,119,903
	941,000	6.000	01/25/17	1,024,426
	975,000	4.625	09/25/17	1,012,976
	2,534,000	8.000	03/25/20	2,953,017

				66,774,612

	Health Care – Medical Products(c) – 2.0%
	Alere, Inc. (CCC+/Caa1)
	7,022,000	9.000	05/15/16	7,399,432
	1,324,000	8.625	10/01/18	1,413,370
	Alere, Inc. (B-/B3)(b)
	1,364,000	7.250	07/01/18	1,444,135

				10,256,937

	Health Care – Services(c) – 2.3%
	DaVita HealthCare Partners, Inc. (B/B2)
	1,500,000	6.375	11/01/18	1,601,250
	9,311,000	6.625	11/01/20	10,079,157

				11,680,407

	Media – Non Cable(c) – 0.4%
	LIN Television Corp. (B/B3)
	426,000	8.375	04/15/18	462,210
	884,000	6.375 (b)	01/15/21	941,460
	Sinclair Television Group, Inc. (B/B1)(b)
	777,000	5.375	04/01/21	775,058

				2,178,728

	Unsecured Debt Obligations – (continued)
	Packaging(c) – 1.6%
	Reynolds Group Issuer, Inc. (CCC+/Caa2)(f)
	$6,914,000	8.500%	05/15/18	$7,294,270
	Sealed Air Corp. (BB-/B1)(b)
	584,000	5.250	04/01/23	587,650

				7,881,920

	Pharmaceuticals(c) – 0.9%
	Grifols, Inc. (B+/B2)
	4,173,000	8.250	02/01/18	4,595,516

	Technology – Software(b)(c) – 0.6%
	IAC/InterActive Corp. (BB+/Ba1)
	2,024,000	4.750	12/15/22	1,973,400
	NeuStar, Inc. (BB-/Ba3)
	1,147,000	4.500	01/15/23	1,101,120

				3,074,520

	Telecommunications – Wirelines(c) – 0.8%
	Cincinnati Bell, Inc. (B/B1)
	3,922,000	8.250	10/15/17	4,147,515

	TOTAL UNSECURED DEBT OBLIGATIONS
	(Cost $257,875,916)			$263,501,681

	Municipal Debt Obligation – 0.4%
	New Jersey – 0.4%
	New Jersey Economic Development Authority RB for Continental Airlines, Inc. Project Series 1999 (B/B2)
	$1,730,000	4.875%	09/15/19	$1,770,794
	(Cost $1,730,000)

Shares	Description	Value

Private Common Equity(g) – 0.4%
Capital Markets – 0.4%
97,905	DeepOcean Group Holding (NR/NR)	$1,762,290
(Cost $2,045,096)

Shares	Rate	Value

Preferred Stock(b) – 2.8%
Finance – 2.8%
Ally Financial, Inc.
14,588	7.000%	$14,426,620
(Cost $13,989,618)

TOTAL INVESTMENTS BEFORE SHORT-TERM INVESTMENT
(Cost $417,165,582)		$425,645,623

The accompanying notes are an integral part of these financial statements.	11

GOLDMAN SACHS CREDIT STRATEGIES FUND

Schedule of Investments (continued)

March 31, 2013

Principal Amount	Interest Rate	Maturity Date	Value

Short-term Investment(h) – 12.7%
Repurchase Agreement – 12.7%
Joint Repurchase Agreement Account II
$64,500,000	0.223%	04/01/13	$64,500,000
(Cost $64,500,000)

TOTAL INVESTMENTS – 96.7%
(Cost $481,665,582)			$490,145,623

OTHER ASSETS IN EXCESS OF LIABILITIES – 3.3%			16,850,558

NET ASSETS – 100.0%			$506,996,181

The percentage shown for each investment category reflects the value of investments in that category as a percentage of net assets.
(a)	Senior Term Loans often require prepayments from excess cash flows or permit the borrower to repay at its election. The degree to which borrowers repay, whether as a contractual requirement or at their election, cannot be predicted with accuracy. As a result, the actual remaining maturity may be substantially less than the stated maturities shown. The stated interest rate represents the weighted average interest rate of all contracts within the senior loan facility at March 31, 2013. Senior Term Loans typically have rates of interest which are redetermined either daily, monthly, quarterly or semi-annually by reference to a base lending rate, plus a premium. These base lending rates are primarily the London-Interbank Offered Rate (“LIBOR”), and secondarily the prime rate offered by one or more major United States banks (the “Prime Rate”) and the certificate of deposit (“CD”) rate or other base lending rates used by commercial lenders.
(b)	Exempt from registration under Rule 144A of the Securities Act of 1933. Under procedures approved by the Board of Trustees, such securities have been determined to be liquid by the investment adviser and may be resold, normally to qualified institutional buyers in transactions exempt from registration. Total market value of Rule 144A securities amounts to $111,565,529, which represents approximately 22.0% of net assets as of March 31, 2013.
(c)	Security with “Call” features with resetting interest rates. Maturity dates disclosed are the final maturity dates.
(d)	Security is currently in default and/or non-income producing.
(e)	Issued with a zero coupon. Income is recognized through the accretion of discount.
(f)	Coupon changes periodically based upon a predetermined schedule. Interest rate disclosed is that which is in effect at March 31, 2013.
(g)	Represents a restricted security acquired on May 26, 2011 at a cost of $2,045,096.
(h)	Joint repurchase agreement was entered into on March 28, 2013. Additional information appears on page 14.
Security ratings disclosed, if any, are obtained from Standard & Poor’s/Moody’s Investors Service and are unaudited. A description of the ratings is available in the Fund’s Statement of Additional Information.

Currency Abbreviations:
CAD	—Canadian Dollar
EUR	—Euro
GBP	—British Pound

Investment Abbreviations:
LIBOR	—London Interbank Offered Rate
NR	—Not Rated
RB	—Revenue Bond
WR	—Withdrawn Rating

12	The accompanying notes are an integral part of these financial statements.

GOLDMAN SACHS CREDIT STRATEGIES FUND

ADDITIONAL INVESTMENT INFORMATION

FORWARD FOREIGN CURRENCY EXCHANGE CONTRACTS — At March 31, 2013, the Fund had the following forward foreign currency exchange contracts:

FORWARD FOREIGN CURRENCY EXCHANGE CONTRACTS WITH UNREALIZED GAIN

Counterparty	Contracts to Buy/Sell	Settlement Date	Current Value	Unrealized Gain
Citibank NA	USD/CAD	06/12/13	$2,800,906	$78,522
	USD/EUR	04/16/13	8,941,839	110,595
	USD/EUR	05/23/13	12,066,733	142,855
	USD/GBP	08/15/13	1,784,243	40,415
TOTAL				$372,387

FORWARD FOREIGN CURRENCY EXCHANGE CONTRACTS WITH UNREALIZED LOSS

Counterparty	Contracts to Buy/Sell	Settlement Date	Current Value	Unrealized Gain
Citibank NA	USD/GBP	08/15/13	$1,556,467	$(27,885)

SWAP CONTRACTS — At March 31, 2013, the Fund had the following swap contracts:

INTEREST RATE SWAP CONTRACTS

			Rates Exchanged
Counterparty	Notional Amount (000s)	Termination Date	Payments Received	Payments Made	Unrealized Gain (Loss)*
Citibank NA	$55,810	11/02/17	3 month LIBOR	0.850%	$(146,513)
	7,815	11/05/17	3 month LIBOR	0.830	(11,249)
	4,040	02/11/18	3 month LIBOR	0.968	(11,153)
	5,950	02/27/18	3 month LIBOR	0.980	(15,345)
TOTAL					$(184,260)

*	There are no upfront payments on the swap contract(s), therefore the unrealized gain (loss) on the swap contracts is equal to their market value.

The accompanying notes are an integral part of these financial statements.	13

GOLDMAN SACHS CREDIT STRATEGIES FUND

Schedule of Investments (continued)

March 31, 2013

ADDITIONAL INVESTMENT INFORMATION (continued)

JOINT REPURCHASE AGREEMENT ACCOUNT II — At March 31, 2013, the Fund had undivided interests in the Joint Repurchase Agreement Account II, with a maturity date of April 1, 2013, as follows:

Principal Amount	Maturity Value	Collateral Allocation Value
$64,500,000	$64,501,598	$66,052,207

REPURCHASE AGREEMENTS — At March 31, 2013, the Principal Amount of the Fund’s interest in the Joint Repurchase Agreement Account II were as follows:

Counterparty	Interest Rate	Principal Amounts
BNP Paribas Securities Co.	0.150%	$3,376,492
BNP Paribas Securities Co.	0.230	25,886,439
Credit Suisse Securities LLC	0.170	1,125,497
Deutsche Bank Securities, Inc.	0.250	8,000,035
JPMorgan Securities LLC	0.200	9,904,376
Wells Fargo Securities LLC	0.230	16,207,161
TOTAL		$64,500,000

At March 31, 2013, the Joint Repurchase Agreement Account II was fully collateralized by:

Issuer	Interest Rates	Maturity Dates
Federal Home Loan Mortgage Corp.	2.500 to 5.000%	03/01/23 to 03/01/43
Federal National Mortgage Association	2.500 to 7.000	03/01/20 to 03/01/43
Government National Mortgage Association	2.500 to 5.000	11/15/26 to 03/20/43
U.S. Treasury Notes	1.250 to 3.000	02/15/14 to 09/30/16

14	The accompanying notes are an integral part of these financial statements.

GOLDMAN SACHS CREDIT STRATEGIES FUND

Statement of Assets and Liabilities

March 31, 2013

Assets:
Investments, at value (cost $417,165,582)	$425,645,623
Repurchase agreement, at value which equals cost	64,500,000
Cash	132,792
Foreign currencies, at value (cost $6,058,336)	5,998,265
Receivables:
Investments sold on an extended settlement basis	10,427,153
Investments sold	8,333,143
Interest	7,805,824
Fund shares sold	1,678,385
Unrealized gain on forward foreign currency exchange contracts	372,387
Other assets	5,615
Total assets	524,899,187

Liabilities:
Payables:
Investments purchased on an extended settlement basis	12,695,174
Investments purchased	2,393,084
Income distribution	1,741,475
Amounts owed to affiliates	645,669
Unrealized loss on swap contracts	184,260
Collateral on certain derivative contracts	100,000
Due to broker — upfront payment	32,364
Unrealized loss on forward foreign currency exchange contracts	27,885
Accrued expenses	83,095
Total liabilities	17,903,006

Net Assets:
Paid-in capital	487,526,216
Undistributed net investment income	1,304,131
Accumulated net realized gain	9,595,967
Net unrealized gain	8,569,867
NET ASSETS	$506,996,181
Shares Outstanding $0.001 par value (unlimited shares authorized):	46,956,239
Net asset value, offering and redemption price per share:(a)	$10.80

(a)	Maximum public offering price per share is $11.08.

The accompanying notes are an integral part of these financial statements.	15

GOLDMAN SACHS CREDIT STRATEGIES FUND

Statement of Operations

For the Fiscal Year Ended March 31, 2013

Investment income:
Interest	$31,068,865
Dividends	479,393
Total investment income	31,548,258

Expenses:
Management fees	5,536,928
Service fees	1,298,336
Transfer Agent fees	830,539
Custody, accounting and administrative services	152,200
Professional fees	142,805
Printing and mailing costs	88,296
Registration fees	29,355
Trustee fees	16,638
Other	24,823
Total expenses	8,119,920
Less — expense reductions	(1,604)
Net expenses	8,118,316
NET INVESTMENT INCOME	23,429,942

Realized and unrealized gain (loss):
Net realized gain (loss) from:
Investments	19,807,950
Swap contracts	2,493,532
Forward foreign currency exchange contracts	732,030
Foreign currency transactions	(1,844,291)
Net change in unrealized gain (loss) on:
Investments	1,589,587
Swap contracts	(219,231)
Forward foreign currency exchange contracts	893,323
Foreign currency transactions	(70,595)
Net realized and unrealized gain	23,382,305
NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS	$46,812,247

16	The accompanying notes are an integral part of these financial statements.

GOLDMAN SACHS CREDIT STRATEGIES FUND

Statements of Changes in Net Assets

	For the Fiscal Year Ended March 31, 2013	For the Fiscal Year Ended March 31, 2012
From operations:
Net investment income	$23,429,942	$24,422,161
Net realized gain	21,189,221	7,246,727
Net change in unrealized gain	2,193,084	1,290,795
Net increase in net assets resulting from operations	46,812,247	32,959,683

Distributions to shareholders:
From net investment income	(24,133,522)	(24,625,906)
From net realized gains	(11,420,212)	(13,812,892)
Total distributions to shareholders	(35,553,734)	(38,438,798)

From share transactions:
Proceeds from sales of shares	105,543,331	127,657,712
Reinvestment of distributions	2,257,831	2,844,042
Cost of shares redeemed	(145,562,693)	(123,320,924)
Net increase (decrease) in net assets resulting from share transactions	(37,761,531)	7,180,830
TOTAL INCREASE (DECREASE)	(26,503,018)	1,701,715

Net assets:
Beginning of year	533,499,199	531,797,484
End of year	$506,996,181	$533,499,199
Undistributed net investment income	$1,304,131	$1,435,715

The accompanying notes are an integral part of these financial statements.	17

GOLDMAN SACHS CREDIT STRATEGIES FUND

Financial Highlights

Selected Data for a Share Outstanding Throughout Each Period

		Income (loss) from investment operations			Distributions to shareholders
Year	Net asset value, beginning of period	Net investment income(a)	Net realized and unrealized gain	Total from investment operations	From net investment income	From net realized gains	Total distributions
FOR THE FISCAL YEARS ENDED MARCH 31,
2013	$10.58	$0.45	$0.45	$0.90	$(0.47)	$(0.21)	$(0.68)
2012	10.70	0.51	0.17	0.68	(0.51)	(0.29)	(0.80)
2011	10.75	0.56	0.26	0.82	(0.56)	(0.31)	(0.87)

FOR THE PERIOD ENDED MARCH 31,
2010 – (Commenced June 15, 2009)	10.00	0.48	0.82	1.30	(0.45)	(0.10)	(0.55)

(a)	Calculated based on the average shares outstanding methodology.
(b)	Assumes investment at the net asset value at the beginning of the period, reinvestment of all dividends and distributions, a complete redemption of the investment at the net asset value at the end of the period and no sales or redemption charges. Total returns would be reduced if a sales or redemption charge was taken into account. Returns do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares. Total returns for periods less than one full year are not annualized.
(c)	The Fund’s portfolio turnover rate is calculated in accordance with regulatory requirements, without regard to transactions involving short term investments and certain derivatives. If such transactions were included, the Fund’s portfolio turnover rate may be higher.
(d)	Annualized.

18	The accompanying notes are an integral part of these financial statements.

GOLDMAN SACHS CREDIT STRATEGIES FUND

Net asset value, end of period	Total return(b)	Net assets, end of period (in 000s)	Ratio of net expenses to average net assets		Ratio of total expenses to average net assets		Ratio of net investment income to average net assets		Portfolio turnover rate(c)

$10.80	8.74%	$506,996	1.47%		1.47%		4.23%		204%
10.58	6.69	533,499	1.48		1.48		4.81		215
10.70	7.94	531,797	1.50		1.50		5.23		204

10.75	13.33	431,676	1.60	(d)	1.67	(d)	5.88	(d)	122

The accompanying notes are an integral part of these financial statements.	19

GOLDMAN SACHS CREDIT STRATEGIES FUND

Notes to Financial Statements

March 31, 2013

1. ORGANIZATION

Goldman Sachs Credit Strategies Fund (the “Fund”) is a continuously offered, non-diversified, closed-end management investment company registered under the Investment Company Act of 1940 (the “Act”) which commenced operations on June 15, 2009. The Fund seeks a total return comprised of income and capital appreciation. The Fund is organized as a Delaware statutory trust and was established by the Declaration of Trust as amended and restated on March 12, 2009. The Fund currently offers one class of common shares (the “Shares”). The Fund charges a maximum sales charge of 2.50% of the Fund’s offering price.

The Fund is an “interval fund”, a type of fund which, in order to provide some liquidity to shareholders, makes quarterly offers to repurchase between 5% and 25% of its outstanding Shares at net asset value (“NAV”), pursuant to Rule 23c-3 under the Act.

Goldman Sachs Asset Management, L.P. (“GSAM”), an affiliate of Goldman Sachs & Co. (“Goldman Sachs” or the “Distributor”), serves as investment adviser to the Fund pursuant to a management agreement (the “Agreement”) with the Fund.

2. SIGNIFICANT ACCOUNTING POLICIES

The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and require management to make estimates and assumptions that may affect the reported amounts and disclosures. Actual results may differ from those estimates and assumptions.

A.  Investment Valuation — The Fund’s valuation policy is to value investments at fair value.

B.  Investment Income and Investments — Investment income includes interest income and dividend income, net of any foreign withholding taxes, less any amounts reclaimable. Interest income is accrued daily and adjusted for amortization of premiums and accretion of discounts. Dividend income is recognized on ex-dividend date or, for certain foreign securities, as soon as such information is obtained subsequent to the ex-dividend date. Investment transactions are reflected on trade date. Realized gains and losses are calculated using identified cost. Investment transactions are recorded on the following business day for daily NAV calculations. Any foreign capital gains tax is accrued daily based upon net unrealized gains, and is payable upon sale of such investments.

For derivative contracts, realized gains and losses are recorded upon settlement of the contract. Upfront payments are made or received upon entering into a swap agreement and are reflected as a receivable from or payable to the counterparty in the Statement of Assets and Liabilities. Upfront payments are recognized over the contract’s term/event as realized gains or losses, with the exception of forward starting interest rate swaps whose realized gains or losses are recognized from the effective start date. For securities with paydown provisions, principal payments received are treated as a proportionate reduction to the cost basis of the securities and excess or shortfall amounts are recorded as gains or losses. For treasury inflation protected securities (“TIPS”), adjustments to principal due to inflation/deflation are reflected as increases/decreases to interest income with a corresponding adjustment to cost.

C.  Expenses — Expenses incurred by the Fund, which may not specifically relate to the Fund, may be shared with other registered investment companies having management agreements with GSAM or its affiliates, as appropriate. These expenses are allocated to the Fund on a straight-line and/or pro-rata basis depending upon the nature of the expenses and are accrued daily.

D.  Federal Taxes and Distributions to Shareholders — It is the Fund’s policy to comply with the requirements of the Internal Revenue Code of 1986, as amended (the “Code”), applicable to regulated investment companies (mutual funds) and to distribute each year substantially all of its investment company taxable income and capital gains to its shareholders. Accordingly,

GOLDMAN SACHS CREDIT STRATEGIES FUND

2. SIGNIFICANT ACCOUNTING POLICIES (continued)

the Fund is not required to make any provisions for the payment of federal income tax. Distributions to shareholders are recorded on the ex-dividend date. Income, if any, is declared daily and paid quarterly and capital gains distributions, if any, are declared and paid annually.

Net capital losses are carried forward to future fiscal years and may be used to the extent allowed by the Code to offset any future capital gains. Utilization of capital loss carryforwards will reduce the requirement of future capital gains distributions.

Under the Regulated Investment Company Modernization Act of 2010, the Funds are permitted to carry forward capital losses incurred in taxable years beginning after December 22, 2010 for an unlimited period. However, any losses incurred during those future taxable years will be required to be utilized prior to the losses incurred in pre-enactment taxable years. As a result of this ordering rule, pre-enactment capital loss carryforwards may be more likely to expire unused. Additionally, post-enactment capital losses that are carried forward will retain their character as either short-term or long term capital losses rather than being considered all short-term as under previous law.

The characterization of distributions to shareholders for financial reporting purposes is determined in accordance with federal income tax rules, which may differ from GAAP. The source of the Fund’s distributions may be shown in the accompanying financial statements as either from net investment income, net realized gain or capital. Certain components of the Fund’s net assets on the Statement of Assets and Liabilities reflect permanent GAAP/tax differences based on the appropriate tax character.

E.  Foreign Currency Translation — The accounting records and reporting currency of the Fund are maintained in United States (“U.S.”) dollars. Assets and liabilities denominated in foreign currencies are translated into U.S. dollars using the current exchange rates at the close of each business day. The effect of changes in foreign currency exchange rates on investments is included within net realized and unrealized gain (loss) on investments. Changes in the value of other assets and liabilities as a result of fluctuations in foreign exchange rates are included in the Statement of Operations within net change in unrealized gain (loss) on foreign currency transactions. Transactions denominated in foreign currencies are translated into U.S. dollars on the date the transaction occurred, the effects of which are included within net realized gain (loss) on foreign currency transactions.

3. INVESTMENTS AND FAIR VALUE MEASUREMENTS

The fair value of a financial instrument is the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (i.e., the exit price). GAAP establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The levels used for classifying investments are not necessarily an indication of the risk associated with investing in these investments. The three levels of the fair value hierarchy are described below:

Level 1 — Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2 — Quoted prices in markets that are not active or financial instruments for which significant inputs are observable (including, but not limited to, quoted prices for similar investments, interest rates, foreign exchange rates, volatility and credit spreads), either directly or indirectly;

Level 3 — Prices or valuations that require significant unobservable inputs (including GSAM’s assumptions in determining fair value measurement).

GOLDMAN SACHS CREDIT STRATEGIES FUND

Notes to Financial Statements (continued)

March 31, 2013

3. INVESTMENTS AND FAIR VALUE MEASUREMENTS (continued)

The Trustees have adopted Valuation Procedures that govern the valuation of the portfolio investments held by the Fund, including investments for which market quotations are not readily available. The Trustees have delegated to GSAM day-to-day responsibility for implementing and maintaining internal controls and procedures related to the valuation of the Fund’s portfolio investments. To assess the continuing appropriateness of pricing sources and methodologies, GSAM regularly performs price verification procedures and issues challenges as necessary to third party pricing vendors or brokers, and any differences are reviewed in accordance with the Valuation Procedures.

A.  Level 1 and Level 2 Fair Value Investments — The valuation techniques and significant inputs used in determining the fair values for investments classified as Level 1 and Level 2 are as follows:

Debt Securities — Debt securities for which market quotations are readily available are valued daily on the basis of quotations supplied by dealers or an independent pricing service approved by the Trustees. The pricing services may use valuation models or matrix pricing, which consider: (i) yield or price with respect to bonds that are considered comparable in characteristics such as rating, interest rate and maturity date or (ii) quotations from securities dealers to determine current value. Short-term debt obligations that mature in sixty days or less and that do not exhibit signs of credit deterioration are valued at amortized cost, which approximates fair value. With the exception of treasury securities, which are generally classified as Level 1, these investments are generally classified as Level 2 of the fair value hierarchy.

i.  Senior Term Loans — Senior Term Loans (“Loans”) are interests in amounts owed by corporate, governmental, or other borrowers to lenders or lending syndicates. Loans are arranged through private negotiations between the borrower and one or more financial institutions (“Lenders”). A Fund’s investments in Loans are in the form either participations in Loans (“Participations”) or assignments of all or a portion of Loans from third parties (“Assignments”). With respect to Participations, a Fund has the right to receive payments of principal, interest and any fees to which it is entitled from the Lender selling the Participations and only upon receipt by the Lender of the payments from the borrower. A Fund generally has no right to enforce compliance by the borrower with the terms of the loan agreement.

Certain Loans may have commitment provision, whereby a fund commits to fund a predetermined amount of capital to the borrower over a specific time. A fund is obligated to fund these commitments at the borrower’s discretion. A fund may receive a commitment fee based on the undrawn portion of the underlying line of credit of a Senior Term Loan.

Equity Securities — Equity securities and investment companies traded on a U.S. securities exchange or the NASDAQ system, or those located on certain foreign exchanges, including but not limited to the Americas, are valued daily at their last sale price or official closing price on the principal exchange or system on which they are traded. If no sale occurs, equity securities and exchange traded investment companies are valued at the last bid price for long positions and at the last ask price for short positions. Investments in investment companies (other than those that are exchange traded) are valued at the NAV on the valuation date. To the extent these investments are actively traded, they are classified as Level 1 of the fair value hierarchy.

Unlisted equity securities for which market quotations are available are valued at the last sale price on the valuation date, or if no sale occurs, at the last bid price. Securities traded on certain foreign securities exchanges are valued daily at fair value determined by an independent fair value service (if available) under Valuation Procedures approved by the Trustees and consistent with applicable regulatory guidance. The independent fair value service takes into account multiple factors including, but not limited to, movements in the securities markets, certain depositary receipts, futures contracts and foreign currency exchange rates that have occurred subsequent to the close of the foreign securities exchange. These investments are generally classified as Level 2 of the fair value hierarchy.

GOLDMAN SACHS CREDIT STRATEGIES FUND

3. INVESTMENTS AND FAIR VALUE MEASUREMENTS (continued)

Derivative Contracts — A derivative is an instrument whose value is derived from underlying assets, indices, reference rates or a combination of these factors.

Exchange-traded derivatives, including futures contracts, typically fall within Level 1 of the fair value hierarchy. Over-the-counter (“OTC”) derivatives are valued using market transactions and other market evidence, including market-based inputs to models, calibration to market-clearing transactions, broker or dealer quotations, or other alternative pricing sources. Where models are used, the selection of a particular model to value an OTC derivative depends upon the contractual terms of, and specific risks inherent in, the instrument, as well as the availability of pricing information in the market. Valuation models require a variety of inputs, including contractual terms, market prices, yield curves, credit curves, measures of volatility, voluntary and involuntary prepayment rates, loss severity rates and correlations of such inputs. For OTC derivatives that trade in liquid markets, model inputs can generally be verified and model selection does not involve significant management judgment. OTC derivatives are classified within Level 2 of the fair value hierarchy when significant inputs are corroborated by market evidence.

i.  Forward Foreign Currency Exchange Contracts — In a forward foreign currency contract, the Fund agrees to receive or deliver a fixed quantity of one currency for another, at a pre-determined price at a future date. All forward foreign currency exchange contracts are marked-to-market daily at the applicable forward rate.

ii.  Swap Contracts — Swaps are marked-to-market daily using pricing vendor quotations, counterparty prices or model prices, and the change in value, if any, is recorded as an unrealized gain or loss.

An interest rate swap is an agreement that obligates two parties to exchange a series of cash flows at specified intervals, based upon or calculated by reference to changes in specified prices, rates or indices for a specified amount of an underlying asset or notional principal amount. The payment flows are usually netted against each other, with the difference being paid by one party to the other.

A credit default swap is an agreement that involves one party (the buyer of protection) making a stream of payments to another party (the seller of protection) in exchange for the right to receive protection on a reference security or obligation. The Fund may use credit default swaps to provide a measure of protection against defaults of the reference security or obligation or to take a short position with respect to the likelihood of default. The Fund’s investment in credit default swaps may involve greater risks than if the Fund had invested in the referenced obligation directly. Credit events are contract specific but may include bankruptcy, failure to pay, restructuring and obligation acceleration. If the Fund buys protection through a credit default swap and no credit event occurs, its payments are limited to the periodic payments previously made to the counterparty. Upon the occurrence of a specified credit event, the Fund, as a buyer of credit protection, is entitled to receive an amount equal to the notional amount of the swap and deliver to the seller the defaulted reference obligation in a physically settled trade. The Fund may also receive a net settlement amount in the form of cash or securities equal to the notional amount of the swap reduced by the recovery value of the reference obligation in cash settled trade.

As a seller of protection, the Fund generally receives a payment stream throughout the term of the swap, provided that there is no credit event. In addition, if the Fund sells protection through a credit default swap, the Fund could suffer a loss because the value of the referenced obligation may be less than the premium payments received. Upon the occurrence of a specified credit event, the Fund, as a seller of credit protection, may be required to take possession of the defaulted reference obligation and pay the buyer an amount equal to the notional amount of the swap in a physically settled trade. The Fund may also pay a net settlement amount in the form of cash or securities equal to the notional amount of the swap reduced by the recovery value of the reference obligation in cash settled trade. Recovery values are at times established through the credit

GOLDMAN SACHS CREDIT STRATEGIES FUND

Notes to Financial Statements (continued)

March 31, 2013

3. INVESTMENTS AND FAIR VALUE MEASUREMENTS (continued)

event auction process in which market participants are ensured that a transparent price has been set for the defaulted security or obligation. In addition, the Fund is entitled to a return of any assets, which have been pledged as collateral to the counterparty.

The maximum potential amount of future payments (undiscounted) that the Fund as seller of protection could be required to make under a credit default swap would be an amount equal to the notional amount of the agreement. These potential amounts would be partially offset by any recovery values of the respective referenced obligations or net amounts received from a settlement of a credit default swap for the same reference security or obligation where the Fund bought credit protection.

Short Term Investments — Short-term investments having a maturity of 60 days or less are generally valued at amortized cost which approximates fair market value. These investments are classified as Level 2 of the fair value hierarchy.

Repurchase Agreements — Repurchase agreements involve the purchase of securities subject to the seller’s agreement to repurchase the securities at a mutually agreed upon date and price. During the term of a repurchase agreement, the value of the underlying securities held as collateral on behalf of the Fund, including accrued interest, is required to exceed the value of the repurchase agreement, including accrued interest. The underlying securities for all repurchase agreements are held at the Fund’s custodian or designated sub-custodians under tri-party repurchase agreements.

Pursuant to exemptive relief granted by the Securities and Exchange Commission and terms and conditions contained therein, the Fund, together with other funds of the Trust and registered investment companies having management agreements with GSAM or its affiliates, may transfer uninvested cash into joint accounts, the daily aggregate balance of which is invested in one or more repurchase agreements. Under these joint accounts, the Fund maintains pro rata credit exposure to the underlying repurchase agreements’ counterparties. With the exception of certain transaction fees, the Fund is not subject to any expenses in relation to these investments.

B.  Level 3 Fair Value Investments — To the extent that the aforementioned significant inputs are unobservable, or if quotations are not readily available, or if GSAM believes that such quotations do not accurately reflect fair value, the fair value of the Fund’s investments may be determined under Valuation Procedures approved by the Trustees. GSAM, consistent with its procedures and applicable regulatory guidance, may make an adjustment to the most recent valuation prices of either domestic or foreign securities in light of significant events to reflect what it believes to be the fair value of the securities at the time of determining a Fund’s NAV. Significant events which could affect a large number of securities in a particular market may include, but are not limited to: significant fluctuations in U.S. or foreign markets; market dislocations; market disruptions; or unscheduled market closings. Significant events which could also affect a single issuer, may include, but are not limited to: corporate actions such as reorganizations, mergers and buy outs, ratings downgrades; and bankruptcies.

GOLDMAN SACHS CREDIT STRATEGIES FUND

3. INVESTMENTS AND FAIR VALUE MEASUREMENTS (continued)

C.  Fair Value Hierarchy — The following is a summary of the Fund’s investments and derivatives classified in the fair value hierarchy as of March 31, 2013:

Investment Type	Level 1	Level 2	Level 3
Assets
Fixed Income
Secured Debt Obligations	$—	$144,184,238	$—
Unsecured Debt Obligations	—	263,501,681	—
Municipal Debt Obligations	—	1,770,794	—
Common Stock and/or Other Equity Investments	—	14,426,620	1,762,290
Short-term Investments	—	64,500,000	—
Total	$—	$488,383,333	$1,762,290

Derivative Type	Level 1	Level 2	Level 3
Assets(a)
Forward Foreign Currency Exchange Contracts	$—	$372,387	$—
Liabilities(a)
Forward Foreign Currency Exchange Contracts	$—	$(27,885)	$—
Interest Rate Swap Contracts	—	(184,260)	—
Total	$—	$(212,145)	$—

(a)	Amount shown represents unrealized gain (loss) at period end.

For further information regarding Security Characteristics, see the Schedule of Investments.

4. INVESTMENTS IN DERIVATIVES

The following table sets forth, by certain risk types, the gross value of derivative contracts as of March 31, 2013. These instruments were used to meet the Fund’s investment objectives and to obtain and/or manage exposure related to the risks below. The values in the table below exclude the effects of cash collateral received or posted pursuant to these derivative contracts, and therefore are not representative of the Fund’s net exposure.

Risk	Statement of Assets and Liabilities	Assets	Statement of Assets and Liabilities	Liabilities
Interest rate	—	$—	Payable for unrealized loss on swap contracts	$(184,260)	(a)
Currency	Receivable for unrealized gain on forward foreign currency exchange contracts	372,387	Payable for unrealized loss on forward foreign currency exchange contracts	(27,885)
Total		$372,387		$(212,145)

(a)	Amount represents the payments to be made pursuant to bilateral agreements should counterparties exercise their “right to terminate” provisions based on, among others, the Fund’s performance, its failure to pay on its obligations or failure to pledge collateral. The amount does not include incremental charges directly associated with the close-out of the agreements. It also does not reflect the fair value of any assets pledged as collateral which, through the daily margining process, substantially offsets the aforementioned amounts and for which the Fund is entitled to a full return.

GOLDMAN SACHS CREDIT STRATEGIES FUND

Notes to Financial Statements (continued)

March 31, 2013

4. INVESTMENTS IN DERIVATIVES (continued)

The following table sets forth, by certain risk types, the Fund’s gains (losses) related to these derivatives and their indicative volumes for the fiscal year ended March 31, 2013. These gains (losses) should be considered in the context that these derivative contracts may have been executed to economically hedge certain investments, and accordingly, certain gains (losses) on such derivative contracts may offset certain (losses) gains attributable to investments. These gains (losses) are included in “Net realized gain (loss)” or “Net change in unrealized gain (loss)” on the Statement of Operations:

Risk	Statement of Operations	Net Realized Gain (Loss)	Net Change in Unrealized Gain (Loss)	Average Number of Contracts(a)
Interest rate	Net realized gain (loss) from swap contracts/Net change in unrealized gain (loss) on swap contracts	$58,158	$(184,260)	2
Credit	Net realized gain (loss) from swap contracts/Net change in unrealized gain (loss) on swap contracts	2,435,374	(34,971)	8
Currency	Net realized gain (loss) from forward foreign currency exchange contracts/Net change in unrealized gain (loss) on forward foreign currency exchange contracts	732,030	893,323	7
Total		$3,225,562	$674,092	17

(a)	Average number of contracts is based on the average of month end balances for the fiscal year ended March 31, 2013.

5. AGREEMENTS AND AFFILIATED TRANSACTIONS

A.  Management Agreement — Under the Agreement, GSAM manages the Fund, subject to the general supervision of the Trustees.

As compensation for the services rendered pursuant to the Agreement, the assumption of the expenses related thereto and administration of the Fund’s business affairs, including providing facilities, GSAM is entitled to a management fee, accrued daily and paid monthly, equal to an annual percentage rate of the Fund’s average daily net assets.

For the fiscal year ended March 31, 2013, the contractual management fee with GSAM was at the following rates:

Contractual Management Fee Rate
First $1 billion	Next $1 billion	Next $3 billion	Next $3 billion	Over $8 billion	Effective Net Management Fee Rate
1.00%	0.90%	0.86%	0.84%	0.82%	1.00%

B.  Service Plan — The Fund has adopted a Service Plan (the “Plan”). Under the Plan, Goldman Sachs is entitled to receive a fee (“Service fee”) equal to, on an annual basis, up to 0.25% of the Fund’s average daily net assets attributed to the Shares. This fee is for personal and account maintenance services, and may be used to make payments: (i) to Goldman Sachs, or (ii) by Goldman Sachs to certain brokers, dealers and financial service firms that have entered into agreements with Goldman Sachs to provide such services.

C.  Distribution Agreement — Goldman Sachs also serves as Distributor of the Shares of the Fund pursuant to a Distribution Agreement. Goldman Sachs will receive no compensation for its services as Distributor.

GOLDMAN SACHS CREDIT STRATEGIES FUND

5. AGREEMENTS AND AFFILIATED TRANSACTIONS (continued)

D.  Transfer Agency Agreement — Goldman Sachs also serves as the transfer agent of the Fund for a fee pursuant to a Transfer Agency Agreement. The fee charged for such transfer agency services is accrued daily and paid monthly at annual rate of 0.15% of the Fund’s average daily net assets.

E.  Other Expense Agreements and Affiliated Transactions — GSAM has agreed to limit certain “Other Expense” of the Fund (excluding transfer agent fees and expenses, taxes, interest, brokerage fees, litigation, indemnification, shareholder meeting and other extraordinary expenses) to the extent such expenses exceed, on an annual basis, 0.204% of the average daily net assets of the Fund. Such Other Expense reimbursements, if any, are accrued daily and paid monthly. In addition, the Fund is not obligated to reimburse GSAM for prior fiscal year expense reimbursements, if any. These Other Expense reimbursements, if any, will remain in place through at least July 27, 2013, and prior to such date GSAM may not terminate the arrangements without the approval of the Trustees. In addition, the Fund has entered into certain offset arrangements with the custodian and the transfer agent, which may result in a reduction of the Fund’s expenses and are received irrespective of the application of the “Other Expense” limitations described above.

For the fiscal year ended March 31, 2013, the Fund had $1,604 of Custody Fee Credits. As of March 31, 2013, the amounts owed to affiliates were $461,192, $115,298 and $69,179 for management, service, and transfer agent fees, respectively.

F.  Line of Credit Facility — As of March 31, 2013, the Fund participated in a $630,000,000 committed, unsecured revolving line of credit facility (“the facility”) together with other funds of the Trust and registered investment companies having management agreements with GSAM or its affiliates (“Other Borrowers”). Pursuant to the terms of the facility, the Fund and Other Borrowers could increase the credit amount by an additional $340,000,000, for a total of up to $970,000,000. This facility is to be used solely for temporary or emergency purposes which may include the funding of repurchases. The interest rate on borrowings is based on the federal funds rate. The facility also requires a fee to be paid by the Fund based on the amount of the commitment that has not been utilized. For the fiscal year ended March 31, 2013, the Fund did not have any borrowings under the facility. Prior to May 8, 2012, the amount available through the facility was $580,000,000. Effective May 8, 2013, the committed amount available through the facility increased to $780,000,000.

6. PORTFOLIO SECURITIES TRANSACTIONS

The cost of purchases and proceeds from sales and maturities of long-term securities for the fiscal year ended March 31, 2013, were $942,281,719 and $993,398,841, respectively.

7. TAX INFORMATION

The tax character of distributions paid during the fiscal year ended March 31, 2013, in the amount of $35,553,734 was from ordinary income.

The tax character of distributions paid during the fiscal year ended March 31, 2012, in the amount of $33,071,700 and $5,367,098, was from ordinary income and long-term capital gains, respectively.

As of March 31, 2013, the Fund’s components of accumulated earnings on a tax basis were as follows:

Undistributed ordinary income — net	$13,256,993
Timing differences (Income Distribution Payable and Interest Income Accrual)	(1,878,621)
Unrealized gains — net	8,091,593
Total accumulated earnings — net	$19,469,965

GOLDMAN SACHS CREDIT STRATEGIES FUND

Notes to Financial Statements (continued)

March 31, 2013

7. TAX INFORMATION (continued)

As of March 31, 2013, the Fund’s aggregate security unrealized gains and losses based on cost for U.S. federal income tax purposes were as follows:

Tax Cost	$482,000,373
Gross unrealized gain	10,277,045
Gross unrealized loss	(2,131,795)
Net unrealized security gain	8,145,250
Net unrealized loss on other investments	(53,657)
Net unrealized gain	$8,091,593

The difference between GAAP-basis and tax-basis unrealized gains (losses) is attributable to wash sales, net mark-to-market gains (losses) on foreign currency exchange contracts, and the differences in the tax treatment of swap transactions.

In order to present certain components of the Fund’s capital accounts on a tax-basis, the Fund reclassified $571,996 from accumulated net realized gain to undistributed net investment income. This reclassification has no impact on the net asset value of the Fund and results primarily from differences in the tax treatment of consent fees, foreign currency exchange transactions, swap transactions and the recognition of income and gains/losses of certain bonds.

GSAM has reviewed the Fund’s tax positions for all open tax years (the current and prior three years, as applicable) and has concluded that no provision for income tax is required in the Fund’s financial statements. Such open tax years remain subject to examination and adjustment by tax authorities.

8. OTHER RISKS

The Fund’s risks include, but are not limited to, the following:

Foreign Custody Risk — A fund that invests in foreign securities may hold such securities and foreign currency with foreign banks, agents, and securities depositories appointed by the Fund’s custodian (each a “Foreign Custodian”). In some countries, Foreign Custodians may be subject to little or no regulatory oversight or independent evaluation of their operations. Further, the laws of certain countries may place limitations on the Fund’s ability to recover its assets if a Foreign Custodian enters into bankruptcy. Investments in emerging markets may be subject to greater custody risks than investments in more developed markets. Custody services in emerging market countries are often undeveloped and may be less regulated than in more developed countries, and thus may not afford the same level of investor protection as would apply in developed countries.

Liquidity Risk — The Fund may make investments that are illiquid or that may become less liquid in response to market developments or adverse investor perceptions. Illiquid investments may be more difficult to value. Liquidity risk may also refer to the risk that the Fund will not be able to pay repurchase offer proceeds within the allowable time period because of unusual market

GOLDMAN SACHS CREDIT STRATEGIES FUND

8. OTHER RISKS (continued)

conditions, an unusually high volume of repurchase requests, or other reasons. To meet repurchase requests, the Fund may be forced to sell investments at an unfavorable time and/or under unfavorable conditions.

Market and Credit Risks — In the normal course of business, the Fund trades financial instruments and enters into financial transactions where risk of potential loss exists due to changes in the market (market risk). Additionally, the Fund may also be exposed to credit risk in the event that an issuer fails to perform or that an institution or entity with which the Fund has unsettled or open transactions defaults.

Investing in foreign markets may involve special risks and considerations not typically associated with investing in the U.S. These risks include revaluation of currencies, high rates of inflation, repatriation restrictions on income and capital, and adverse political and economic developments. Moreover, securities issued in these markets may be less liquid, be subject to government ownership controls, have delayed settlements and their prices may be more volatile than those of comparable securities in the U.S.

Non-Diversification Risk — The Fund is non-diversified, meaning that it is permitted to invest a larger percentage of its assets in fewer issuers than diversified mutual funds. Thus, the Fund may be more susceptible to adverse developments affecting any single issuer held in its portfolio, and may be more susceptible to greater losses because of these developments.

Portfolio Concentration Risk — As a result of the Fund’s ability to invest a large percentage of its assets in obligations of issuers within the same country, state, region, currency or economic sector, an adverse economic, business or political development may affect the value of the Fund’s investments more than if its investments were not so concentrated.

9. INDEMNIFICATIONS

Under the Trust’s organizational documents, its Trustees, officers, employees and agents are indemnified, to the extent permitted by the Act, against certain liabilities that may arise out of performance of their duties to the Fund. Additionally, in the course of business, the Fund enters into contracts that contain a variety of indemnification clauses. The Fund’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Fund that have not yet occurred. However, GSAM believes the risk of loss under these arrangements to be remote.

10. SHARES OF BENEFICIAL INTEREST

Each quarter, the Trustees, in its sole discretion, will determine the number of Shares that the Fund will offer to repurchase (the “Repurchase Offer Amount”) for a particular Repurchase Offer (defined below). The Repurchase Offer Amount will be at least 5% but not more than 25% of the total number of Shares outstanding on the date by which a shareholder can tender their Shares in response to a Repurchase Offer (“Repurchase Request Deadline”). In connection with any given Repurchase Offer, it is possible that the Fund may offer to repurchase only the minimum amount of 5% of its outstanding Shares on the Repurchase Request Deadline. If shareholders tender more than the Repurchase Offer Amount for a particular Repurchase Offer, the Fund may repurchase up to an additional 2% of the Shares outstanding on the Repurchase Request Deadline. The Fund may not be able to repurchase the entire amount of Shares a shareholder has tendered in a Repurchase Request for a particular Repurchase Offer if the aggregate tenders exceed the Repurchase Offer Amount and, when applicable, up to the additional 2% of Shares offered to be repurchased by the Fund.

GOLDMAN SACHS CREDIT STRATEGIES FUND

Notes to Financial Statements (continued)

March 31, 2013

10. SHARES OF BENEFICIAL INTEREST (continued)

For the fiscal year ended March 31, 2013, the Fund extended the following Repurchase Offers:

Repurchase Request Deadline	Percentage of Outstanding Shares the Fund Offered to be Repurchased	Amount of Shares the Fund Offered to Repurchase	Number of Shares Tendered
6/15/2012	10%	5,235,929	1,930,999
9/14/2012	10	5,282,287	1,752,310
12/21/2012	12	6,500,248	3,168,551
3/15/2013	15	8,010,904	6,702,267

The Fund is authorized to issue an unlimited number of shares and at the date of this report has registered 125,100,000 shares, par value $0.001 each. Transactions in shares of beneficial interest were as follows:

	For the Fiscal Year Ended March 31, 2013	For the Fiscal Year Ended March 31, 2012
Shares sold	9,861,428	12,206,573
Reinvestment of distributions	211,300	274,962
Shares repurchased	(13,554,993)	(11,760,161)
NET INCREASE (DECREASE)	(3,482,265)	721,374

11. OTHER MATTERS

New Accounting Pronouncement — In December 2011, the Financial Accounting Standards Board issued an Accounting Standards Update No. 2011-11: Disclosures about offsetting Assets and Liabilities (“ASU”) to enhance disclosures about financial instruments and derivative instruments that are subject to offsetting (“netting”) on the Statement of Assets and Liabilities. This information will enable users of the Fund’s financial statements to evaluate the effect or potential effect of netting arrangements on the Fund’s financial position. The ASU is effective for financial statements with fiscal years beginning on or after January 1, 2013, and interim periods within those fiscal years. At this time, GSAM is evaluating the implications of these changes on the financial statements.

12. SUBSEQUENT EVENTS

Subsequent events after the Statement of Assets and Liabilities date have been evaluated through the date the financial statements were issued. GSAM has concluded that there is no impact requiring adjustment or disclosure in the financial statements.

Report of Independent Registered Public

Accounting Firm

To the Board of Trustees and Shareholders of

Goldman Sachs Credit Strategies Fund:

In our opinion, the accompanying statement of assets and liabilities, including the schedule of investments, and the related statements of operations and of changes in net assets and the financial highlights present fairly, in all material respects, the financial position of Goldman Sachs Credit Strategies Fund (the “Fund”), at March 31, 2013, the results of its operations, the changes in its net assets and the financial highlights for each of the periods indicated, in conformity with accounting principles generally accepted in the United States of America. These financial statements and financial highlights (hereafter referred to as “financial statements”) are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of securities at March 31, 2013 by correspondence with the custodian, brokers, and the application of alternative auditing procedures where securities purchased confirmations had not been received, provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

Boston, Massachusetts

May 22, 2013

GOLDMAN SACHS CREDIT STRATEGIES FUND

Fund Expenses — For the Six Month Period Ended March 31, 2013 (Unaudited)

As a shareholder of Common Shares of the Fund, you incur two types of costs: (1) transaction costs, including sales charges on purchase payments; and (2) ongoing costs, including management fees; service fees; and other Fund expenses. This Example is intended to help you understand your ongoing costs (in dollars) of investing in the Fund and to compare these costs with the ongoing costs of investing in other mutual funds.

The Example is based on an investment of $1,000 invested at the beginning of the period and held for the entire period from October 1, 2012 through March 31, 2013.

Actual Expenses — The first line in the table below provides information about actual account values and actual expenses. You may use the information in this line, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000=8.6), then multiply the result by the number in the first line under the heading entitled “Expenses Paid” to estimate the expenses you paid on your account during this period.

Hypothetical Example for Comparison Purposes — The second line in the table below provides information about hypothetical account values and hypothetical expenses based on the Fund’s actual net expense ratio and an assumed rate of return of 5% per year before expenses, which is not the Fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in the Fund and other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.

Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs, such as sales charges, redemption fees, or exchange fees. Therefore, the second line of the table is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. In addition, if these transactional costs were included, your costs would have been higher.

Common Shares	Beginning Account Value 10/1/12	Ending Account Value 3/31/13		Expenses Paid for the 6 months ended 3/31/13*
Actual	$1,000.00	$1,041.80		$7.48
Hypothetical 5% return	1,000.00	1,017.60	+	7.39

*	Expenses are calculated using the Fund’s annualized net expense ratio, which represents the ongoing expenses as a percentage of net assets for the six months ended March 31, 2013. Expenses are calculated by multiplying the annualized net expense ratio by the average account value for the period; then multiplying the result by the number of days in the most recent fiscal half year; and then dividing that result by the number of days in the fiscal year. The annualized net expense ratio for the period was 1.47%.

+	Hypothetical expenses are based on the Fund’s actual annualized net expense ratio and an assumed rate of return of 5% per year before expenses.

GOLDMAN SACHS CREDIT STRATEGIES FUND

Trustees and Officers (Unaudited) Independent Trustees

Name, Address and Age[1]	Position(s) Held with the Trust	Term of Office and Length of Time Served[2]	Principal Occupation(s) During Past 5 Years	Number of Portfolios in Fund Complex Overseen by Trustee[3]	Other Directorships Held by Trustee[4]
Ashok N. Bakhru Age: 71	Chairman of the Board of Trustees	Since 1996 (Trustee since 1991)	Mr. Bakhru is retired. He is Director, Apollo Investment Corporation (a business development company) (2008-Present); and Member of Cornell University Council (1992-2004 and 2006-Present); and was formerly President, ABN Associates (a management and financial consulting firm) (1994-1996 and 1998-2012); Trustee, Scholarship America (1998-2005); Trustee, Institute for Higher Education Policy (2003-2008); Director, Private Equity Investors — III and IV (1998-2007), and Equity-Linked Investors II (April 2002-2007). Chairman of the Board of Trustees — Goldman Sachs Mutual Fund Complex.	105	Apollo Investment Corporation (a business development company)
Donald C. Burke Age: 52	Trustee	Since 2010	Mr. Burke is retired. He is Director, Avista Corp. (2011-Present); and was formerly a Director, BlackRock Luxembourg and Cayman Funds (2006-2010); President and Chief Executive Officer, BlackRock U.S. Funds (2007-2009); Managing Director, BlackRock, Inc. (2006-2009); Managing Director, Merrill Lynch Investment Managers, L.P. (“MLIM”) (2006); First Vice President, MLIM (1997-2005); Chief Financial Officer and Treasurer, MLIM U.S. Funds (1999-2006). Trustee — Goldman Sachs Mutual Fund Complex.	104	Avista Corp. (an energy company)
John P. Coblentz, Jr. Age: 71	Trustee	Since 2003	Mr. Coblentz is retired. Formerly, he was Partner, Deloitte & Touche LLP (1975-2003); Director, Emerging Markets Group, Ltd. (2004-2006); and Director, Elderhostel, Inc. (2006-2012). Trustee — Goldman Sachs Mutual Fund Complex.	105	None
Diana M. Daniels Age: 63	Trustee	Since 2007	Ms. Daniels is retired. Formerly, she was Vice President, General Counsel and Secretary, The Washington Post Company (1991-2006). Ms. Daniels is a Vice Chairman of the Board of Trustees, Cornell University (2009-Present); Member, Advisory Board, Psychology Without Borders (international humanitarian aid organization) (2007-Present), and former Member of the Legal Advisory Board, New York Stock Exchange (2003-2006) and of the Corporate Advisory Board, Standish Mellon Management Advisors (2006-2007). Trustee — Goldman Sachs Mutual Fund Complex.	104	None

GOLDMAN SACHS CREDIT STRATEGIES FUND

Trustees and Officers (Unaudited) (continued)

Independent Trustees

Name, Address and Age[1]	Position(s) Held with the Trust	Term of Office and Length of Time Served[2]	Principal Occupation(s) During Past 5 Years	Number of Portfolios in Fund Complex Overseen by Trustee[3]	Other Directorships Held by Trustee[4]
Joseph P. LoRusso Age: 55	Trustee	Since 2010	Mr. LoRusso is retired. Formerly, he was President, Fidelity Investments Institutional Services Co. (“FIIS”) (2002-2008); Director, FIIS (2002-2008); Director, Fidelity Investments Institutional Operations Company (2003-2007); Executive Officer, Fidelity Distributors Corporation (2007-2008). Trustee — Goldman Sachs Mutual Fund Complex.	104	None
Jessica Palmer Age: 64	Trustee	Since 2007	Ms. Palmer is retired. She is Director, Emerson Center for the Arts and Culture (2011-Present); and was formerly a Consultant, Citigroup Human Resources Department (2007-2008); Managing Director, Citigroup Corporate and Investment Banking (previously, Salomon Smith Barney/Salomon Brothers) (1984-2006). Ms. Palmer was a Member of the Board of Trustees of Indian Mountain School (private elementary and secondary school) (2004-2009). Trustee — Goldman Sachs Mutual Fund Complex.	104	None
Richard P. Strubel Age: 73	Trustee	Since 1987	Mr. Strubel is retired. Formerly, he was Director, Cardean Learning Group (provider of educational services via the internet) (2003-2008); Trustee, Emeritus, The University of Chicago (1987-Present). Trustee — Goldman Sachs Mutual Fund Complex.	105	The Northern Trust Mutual Fund Complex (64 Portfolios) (Chairman of the Board of Trustees); Gildan Activewear Inc. (a clothing marketing and manufacturing company).

GOLDMAN SACHS CREDIT STRATEGIES FUND

Trustees and Officers (Unaudited) (continued)

Interested Trustees

Name, Address and Age[1]	Position(s) Held with the Trust	Term of Office and Length of Time Served[2]	Principal Occupation(s) During Past 5 Years	Number of Portfolios in Fund Complex Overseen by Trustee[3]	Other Directorships Held by Trustee[4]
James A. McNamara* Age: 50	President and Trustee	Since 2007	Managing Director, Goldman Sachs (December 1998-Present); Director of Institutional Fund Sales, GSAM (April 1998-December 2000); and Senior Vice President and Manager, Dreyfus Institutional Service Corporation (January 1993- April 1998). President — Goldman Sachs Mutual Fund Complex (November 2007-Present); Senior Vice President — Goldman Sachs Mutual Fund Complex (May 2007-November 2007); and Vice President — Goldman Sachs Mutual Fund Complex (2001-2007). Trustee — Goldman Sachs Mutual Fund Complex (since November 2007 and December 2002-May 2004).	105	None
Alan A. Shuch* Age: 63	Trustee	Since 1990	Advisory Director — GSAM (May 1999-Present); Consultant to GSAM (December 1994-May 1999); and Limited Partner, Goldman Sachs (December 1994-May 1999). Trustee — Goldman Sachs Mutual Fund Complex.	104	None

*	These persons are considered to be “Interested Trustees” because they hold positions with Goldman Sachs and own securities issued by The Goldman Sachs Group, Inc. Each Interested Trustee holds comparable positions with certain other companies of which Goldman Sachs, GSAM or an affiliate thereof is the investment adviser, administrator and/or distributor.
[1]	Each Trustee may be contacted by writing to the Trustee, c/o Goldman Sachs, 200 West Street, New York, New York, 10282, Attn: Caroline Kraus. Information is provided as of March 31, 2013.
[2]	Each Trustee holds office for an indefinite term until the earliest of: (a) the election of his or her successor; (b) the date the Trustee resigns or is removed by the Board of Trustees or shareholders, in accordance with the Trust’s Declaration of Trust; (c) the conclusion of the first Board meeting held subsequent to the day the Trustee attains the age of 74 years (in accordance with the current resolutions of the Board of Trustees, which may be changed by the Trustees without shareholder vote); or (d) the termination of the Trust.
[3]	The Goldman Sachs Mutual Fund Complex consists of the Goldman Sachs Credit Strategies Fund, Goldman Sachs Trust, Goldman Sachs Trust II, Goldman Sachs Municipal Opportunity Fund, and Goldman Sachs Variable Insurance Trust. As of March 31, 2013, the Trust consisted of 90 portfolios (81 of which offered shares to the public); Goldman Sachs Trust II consisted of 1 portfolio (which did not offer shares to the public); Goldman Sachs Municipal Opportunity Fund did not offer shares to the public; and Goldman Sachs Variable Insurance Trust consisted of 12 portfolios.
[4]	This column includes only directorships of companies required to report to the Securities and Exchange Commission under the Securities Exchange Act of 1934 (i.e., “public companies”) or other investment companies registered under the Act.

Additional information about the Trustees is available in the Fund’s Statement of Additional Information, which can be obtained from Goldman Sachs free of charge by calling this toll-free number (in the United States of America): 1-800-292-4726.

GOLDMAN SACHS CREDIT STRATEGIES FUND

Trustees and Officers (Unaudited) (continued)

Officers of the Trust*

Name, Address and Age	Position(s) Held With the Trust	Term of Office and Length of Time Served[1]	Principal Occupation(s) During Past 5 Years
James A. McNamara 200 West Street New York, NY 10282 Age: 50	President and Trustee	Since 2007

Managing Director, Goldman Sachs (December 1998-Present); Director of Institutional Fund Sales, GSAM (April 1998-December 2000); and Senior Vice President and Manager, Dreyfus Institutional Service Corporation (January 1993-April 1998). President — Goldman Sachs Mutual Fund Complex (November 2007-Present); Senior Vice President — Goldman Sachs Mutual Fund Complex (May 2007-November 2007); and Vice President — Goldman Sachs Mutual Fund Complex (2001-2007).

Trustee — Goldman Sachs Mutual Fund Complex (November 2007-Present and December 2002-May 2004).

George F. Travers 30 Hudson Street Jersey City, NJ 07302 Age: 45	Senior Vice President and Principal Financial Officer	Since 2009

Managing Director, Goldman Sachs (2007-Present); Managing Director, UBS Ag (2005-2007); and Partner, Deloitte & Touche LLP (1990-2005, partner from 2000-2005).

Senior Vice President and Principal Financial Officer — Goldman Sachs Mutual Fund Complex.

Caroline Kraus 200 West Street New York, NY 10282 Age: 35	Secretary	Since 2012

Vice President, Goldman Sachs (August 2006-Present); Associate General Counsel, Goldman Sachs (2012-Present); Assistant General Counsel, Goldman Sachs (August 2006-December 2011) and Associate, Weil, Gotshal & Manges-LLP (2002-2006).

Secretary — Goldman Sachs Mutual Fund Complex (August 2012-Present) and Assistant Secretary — Goldman Sachs Mutual Fund Complex (June 2012-August 2012).

Scott M. McHugh 200 West Street New York, NY 10282 Age: 41	Treasurer and Senior Vice President	Since 2009

Vice President, Goldman Sachs (February 2007-Present); Assistant Treasurer of certain mutual funds administered by DWS Scudder (2005-2007); and Director (2005-2007), Vice President (2000-2005) and Assistant Vice President (1998-2000), Deutsche Asset Management or its predecessor (1998-2007).

Treasurer — Goldman Sachs Mutual Fund Complex (October 2009-Present); Senior Vice President — Goldman Sachs Mutual Fund Complex (November 2009-Present); and Assistant Treasurer — Goldman Sachs Mutual Fund Complex (May 2007-October 2009).

[1]	Officers hold office at the pleasure of the Board of Trustees or until their successors are duly elected and qualified. Each officer holds comparable positions with certain other companies of which Goldman Sachs, GSAM or an affiliate thereof is the investment adviser, administrator and/or distributor. Information is provided as of March 31, 2013.
*	Represents a partial list of officers of the Trust. Additional information about all the officers is available in the Fund’s Statement of Additional Information, which can be obtained from Goldman Sachs free of charge by calling this toll-free number (in the United States): 1-800-292-4726.

Credit Strategies Fund Tax Information (Unaudited)

For the fiscal year ended March 31, 2013, 1.31% of the dividends paid from net investment company taxable income by the Credit Strategies Fund qualify for the dividends received deduction available to corporations.

For the fiscal year ended March 31, 2013, 1.24% of the dividends paid from net investment company taxable income by the Credit Strategies Fund qualify for the reduced tax rate under the Jobs and Growth Tax Relief and Reconciliation Act of 2003.

Pursuant to Section 871(k) of the Internal Revenue Code, the Credit Strategies Fund designates $11,420,212, as short-term capital gain dividends paid during the year ended March 31, 2013.

FUNDS PROFILE

Goldman Sachs Funds

Goldman Sachs is a premier financial services firm, known since 1869 for creating thoughtful and customized investment solutions in complex global markets.

Today, the Investment Management Division of Goldman Sachs serves a diverse set of clients worldwide, including private institutions, public entities and individuals. With approximately $748.1 billion in assets under management as of March 31, 2013, Goldman Sachs Asset Management (“GSAM”) has portfolio management teams located around the world and our investment professionals bring firsthand knowledge of local markets to every investment decision. GSAM’s assets under management includes assets managed by Goldman Sachs Asset Management, L.P. and its Investment Advisory Affiliates.

OVERVIEW OF GOLDMAN SACHS FUNDS

Money Market1

Financial Square FundsSM

■	Financial Square Tax-Exempt Funds
■	Financial Square Federal Fund
■	Financial Square Government Fund
■	Financial Square Money Market Fund
■	Financial Square Prime Obligations Fund
■	Financial Square Treasury Instruments Fund
■	Financial Square Treasury Obligations Fund

Fixed Income

Short Duration and Government

■	Enhanced Income Fund
■	High Quality Floating Rate Fund[2]
■	Short Duration Government Fund
■	Short Duration Income Fund
■	Government Income Fund
■	Inflation Protected Securities Fund

Multi-Sector

■	Core Fixed Income Fund
■	Core Plus Fixed Income Fund
■	Global Income Fund
■	Strategic Income Fund
■	World Bond Fund

Municipal and Tax-Free

■	High Yield Municipal Fund
■	Municipal Income Fund
■	Short Duration Tax-Free Fund

Single Sector

■	Investment Grade Credit Fund
■	U.S. Mortgages Fund
■	High Yield Fund
■	High Yield Floating Rate Fund
■	Emerging Markets Debt Fund
■	Local Emerging Markets Debt Fund

Corporate Credit

■	Credit Strategies Fund

Fundamental Equity

■	Growth and Income Fund
■	Small Cap Value Fund
■	Mid Cap Value Fund
■	Large Cap Value Fund
■	Capital Growth Fund
■	Strategic Growth Fund
■	Focused Growth Fund
■	Small/Mid Cap Growth Fund
■	Flexible Cap Growth Fund
■	Concentrated Growth Fund
■	Technology Tollkeeper Fund
■	Growth Opportunities Fund
■	Rising Dividend Growth Fund
■	U.S. Equity Fund
■	Income Builder Fund[3]

Structured Equity4

■	Structured Small Cap Equity Fund
■	Structured U.S. Equity Fund
■	Structured Small Cap Growth Fund
■	Structured Large Cap Growth Fund
■	Structured Large Cap Value Fund
■	Structured Small Cap Value Fund
■	Structured Tax-Managed Equity Fund
■	Structured International Tax-Managed Equity Fund
■	U.S. Equity Dividend and Premium Fund
■	International Equity Dividend and Premium Fund
■	Structured International Small Cap Fund
■	Structured International Equity Fund
■	Structured Emerging Markets Equity Fund

Fundamental Equity International

■	Strategic International Equity Fund
■	Concentrated International Equity Fund
■	International Small Cap Fund
■	Asia Equity Fund
■	Emerging Markets Equity Fund
■	BRIC Fund (Brazil, Russia, India, China)
■	N-11 Equity Fund
■	China Equity Fund

Select Satellite5

■	Real Estate Securities Fund
■	International Real Estate Securities Fund
■	Commodity Strategy Fund
■	Dynamic Allocation Fund
■	Absolute Return Tracker Fund
■	Managed Futures Strategy Fund
■	MLP Energy Infrastructure Fund
■	Retirement Portfolio Completion Fund
■	Income Strategies Portfolio

Total Portfolio Solutions5

■	Balanced Strategy Portfolio
■	Growth and Income Strategy Portfolio
■	Growth Strategy Portfolio
■	Equity Growth Strategy Portfolio
■	Satellite Strategies Portfolio
■	Enhanced Dividend Global Equity Portfolio
■	Tax Advantaged Global Equity Portfolio

[1]	An investment in a money market fund is neither insured nor guaranteed by the Federal Deposit Insurance Corporation (“FDIC”) or any other government agency. Although the Funds seek to preserve the value of your investment at $1.00 per share, it is possible to lose money by investing in the Funds.
[2]	Effective at the close of business on July 27, 2012, the Goldman Sachs Ultra-Short Duration Government Fund was renamed the Goldman Sachs High Quality Floating Rate Fund.
[3]	Effective at the close of business on June 29, 2012, the Goldman Sachs Balanced Fund was renamed the Goldman Sachs Income Builder Fund.
[4]	Effective at the close of business May 3, 2013, the Goldman Sachs Structured Large Cap Growth, Structured Large Cap Value, Structured Small Cap Equity, Structured Small Cap Growth, Structured Small Cap Value, Structured U.S. Equity, Structured Emerging Markets Equity, Structured International Equity and Structured International Small Cap Funds were renamed the Goldman Sachs Large Cap Growth Insights, Large Cap Value Insights, Small Cap Equity Insights, Small Cap Growth Insights, Small Cap Value Insights, U.S. Equity Insights, Emerging Markets Equity Insights, International Equity Insights and International Small Cap Insights Funds respectively.
[5]	Individual Funds within the Total Portfolio Solutions and Select Satellite categories will have various placement on the risk/return spectrum and may have greater or lesser risk than that indicated by the placement of the general Total Portfolio Solutions or Select Satellite category.

Financial Square FundsSM is a registered service mark of Goldman, Sachs & Co.

TRUSTEES Ashok N. Bakhru, Chairman Donald C. Burke John P. Coblentz, Jr. Diana M. Daniels Joseph P. LoRusso James A. McNamara Jessica Palmer Alan A. Shuch Richard P. Strubel	OFFICERS James A. McNamara, President George F. Travers, Principal Financial Officer Caroline Kraus, Secretary Scott M. McHugh, Treasurer

GOLDMAN, SACHS & CO. Distributor and Transfer Agent	GOLDMAN SACHS ASSET MANAGEMENT, L.P. Investment Adviser

Visit our web site at www.goldmansachsfunds.com to obtain the most recent month-end returns.

Goldman Sachs Asset Management, L.P., 200 West Street, New York, New York 10282

The reports concerning the Fund included in this shareholder report may contain certain forward-looking statements about the factors that may affect the performance of the Fund in the future. These statements are based on Fund management’s predictions and expectations concerning certain future events and their expected impact on the Fund, such as performance of the economy as a whole and of specific industry sectors, changes in the levels of interest rates, the impact of developing world events, and other factors that may influence the future performance of the Fund. Management believes these forward-looking statements to be reasonable, although they are inherently uncertain and difficult to predict. Actual events may cause adjustments in portfolio management strategies from those currently expected to be employed.

A description of the policies and procedures that the Fund uses to determine how to vote proxies relating to portfolio securities and information regarding how the Fund voted proxies relating to portfolio securities for the most recent 12-month period ended June 30, are available (I) without charge, upon request by calling 1-800-526-7384; and (II) on the Securities and Exchange Commission (“SEC’’) web site at http://www.sec.gov.

The Fund files its complete schedule of portfolio holdings with the Securities and Exchange Commission (“SEC”) for the first and third quarters of each fiscal year on Form N-Q. The Fund’s Forms N-Q are available on the SEC’s web site at http://www.sec.gov within 60 days after the Fund’s first and third fiscal quarters. The Fund’s Forms N-Q may be reviewed and copied at the SEC’s Public Reference Room in Washington, D.C. and information on the operation of the Public Reference Room may also be obtained by calling 1-800-SEC-0330. Form N-Q may be obtained upon request and without charge by calling 1-800-526-7384 (for Retail Shareholders) or 1-800-621-2550 (for Institutional Shareholders).

Economic and market forecasts presented herein reflect our judgment as of the date of this presentation and are subject to change without notice. These forecasts do not take into account the specific investment objectives, restrictions, tax and financial situation or other needs of any specific client. Actual data will vary and may not be reflected here. These forecasts are subject to high levels of uncertainty that may affect actual performance. Accordingly, these forecasts should be viewed as merely representative of a broad range of possible outcomes. These forecasts are estimated, based on assumptions, and are subject to significant revision and may change materially as economic and market conditions change. Goldman Sachs has no obligation to provide updates or changes to these forecasts. Case studies and examples are for illustrative purposes only.

Holdings and allocations shown are as of March 31, 2013 and may not be representative of future investments. Fund holdings should not be relied on in making investment decisions and should not be construed as research or investment advice regarding particular securities. Current and future holdings are subject to risk.

This material is not authorized for distribution to prospective investors unless preceded or accompanied by a current Prospectus or summary prospectus, if applicable. Investors should consider a Fund’s objective, risks, and charges and expenses, and read the summary prospectus, if available, and/or the Prospectus carefully before investing or sending money. The summary prospectus, if available, and the Prospectus contain this and other information about a Fund and may be obtained from your authorized dealer or from Goldman, Sachs & Co. by calling (retail – 1-800-526-7384) (institutional – 1-800-621-2550).

© 2013 Goldman Sachs. All rights reserved. 100062.MF.MED.TMPL/5/2013 CRSTRATAR13/1K